Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 11th day of February, 2015 (the “Execution Date”), by and between BMR-217TH PLACE LLC, a Delaware limited liability company (“Landlord”), and ONCOGENEX PHARMACEUTICALS, INC. (formerly Sonus Pharmaceuticals, Inc.), a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of November 21, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of August 17, 2007, and that certain Second Amendment to Lease dated as of January 28, 2008 (the “Second Amendment” and, collectively and as the same may have been further amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord in the building at 1522 217th Place S.E. in Bothell, Washington; and

B. WHEREAS, Landlord and Tenant desire to terminate the Lease in accordance with the following provisions.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Pre-Termination.

a. Subject to the terms and conditions of this Agreement, on March 1, 2015 (such date, the “Termination Date”) Tenant shall surrender the Premises to Landlord in broom clean condition and in the condition required under the second sentence of Section 18.2 of the Original Lease.

b. No later than February 23, 2015, Tenant shall:

i. Deliver to Landlord a facility decommissioning and hazardous materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, complying with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards);

ii. Deliver to Landlord written evidence of all appropriate releases from Governmental Authorities (if any are required under Applicable Laws) obtained by Tenant in accordance with Applicable Laws;

iii. Place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users; and

iv. Conduct a site inspection with Landlord.

c. Tenant shall cause the remediation of any recognized adverse environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey, and Tenant shall remain responsible for such obligations after Tenant’s surrender of the Premises: provided that Landlord and any future tenant of the Premises reasonably cooperate with Tenant (and any contractors of Tenant) to timely provide access to the Premises in order to facilitate any work necessary to effect such remediation.

d. No later than the Termination Date, Tenant shall pay to Landlord by wire transfer in immediately available funds a termination fee equal to Two Million Dollars ($2,000,000).

e. The conditions described in Sections 1a.-d. above are referred to herein as the “Termination Conditions.”

f. Tenant’s obligations under Section 1.c shall survive the termination of the Lease pursuant to Section 2 below.

2. Termination. In the event that Tenant timely satisfies the Termination Conditions, then the Lease (including without limitation all Tenant’s obligations to pay Rent thereunder) shall terminate as of 11:59 p.m. Pacific Time on the Termination Date, except for those provisions of the Lease (and any obligations to pay Rent contained in such provisions) that, by their express terms, survive the termination thereof; provided, however, that notwithstanding the foregoing, the provisions of Section 10.10 of the Original Lease shall not survive termination of the Lease pursuant to this Section 2.

3. Post-Termination. In the event that the Lease terminates pursuant to Section 2, then:

a. Tenant shall pay to Landlord, as additional consideration for this Agreement, One Million Two Hundred Fifty Thousand Dollars ($1,250,000) within thirty (30) days after satisfaction of both of the following conditions: (a) Tenant shall have met the primary endpoint according to the protocol (#OGX-011-12, ver. 1.0) for Tenant’s Phase 3 clinical trial for the treatment of second line metastatic castrate-resistant prostate cancer with custirsen and (b) Tenant shall have closed a transaction or transactions after the Execution Date pursuant to which Tenant shall have received funding in an aggregate amount of not less than Twenty Million Dollars ($20,000,000);

b. No later than March 31, 2015, Landlord shall pay to Tenant, by wire transfer in immediately available funds, an amount equal to the Security Deposit, less any amounts that Landlord is entitled to deduct from the Security Deposit in accordance with the provisions of Article 9 of the Original Lease;

c. Landlord shall promptly (and in no event later than March 31, 2015) draw upon the letter of credit supporting Tenant’s obligations with respect to the Sales Tax Deferral, as that term is defined in the Second Amendment (the “Letter of Credit”) in the amount of (i) Sixty-Two Thousand Seven Hundred Sixty-Six Dollars ($62,766) plus (ii) any interest or fees charged by the Washington State Department of Revenue (the “State”) with respect to any sales tax payments due to the State with respect to the Sales Tax Deferral (which the State currently estimates to equal Nineteen Thousand Six Hundred Thirty-Three and 81/100 Dollars ($19,633.81), based on paying the amounts due to the State with respect to the Sales Tax Deferral on March 1, 2015), which amount Landlord shall promptly pay to the State toward full satisfaction of the Sales Tax Deferral. Tenant shall cooperate with Landlord in such draw on the Letter of Credit and in such payment to the State. Landlord shall then promptly sign appropriate documentation terminating any remaining balance of the Letter of Credit and deliver such documentation to Tenant and otherwise cooperate with Tenant as reasonably requested to terminate the remaining balance of the Letter of Credit;

d. Tenant fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits Tenant may have under the Lease arising from and after the Termination Date; provided that nothing in this Section or elsewhere in this Agreement will release, cancel, terminate, waive or discharge any of the obligations of Landlord under this Agreement;

e. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant remises, releases and quitclaims to Landlord such right, title or interest in or to the Premises effective as of the Termination Date and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim; and

f. Tenant’s and Landlord’s obligations under this Section 3 shall survive the termination of the Lease pursuant to Section 2.

4. Reservation of Rights. Notwithstanding the termination of the Lease, Landlord does not waive, and hereby reserves, any rights and/or remedies that Landlord may have under the Lease or at law or in equity arising from any uncured default of Tenant under the Lease existing as of the Termination Date.

5. Representation and Warranty of Parties. Each party represents and warrants that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein. Tenant represents and warrants that it has not made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action filed by or in favor of any third party arising from or with respect to the Lease or the Premises.

6. Attorneys’ Fees. Except as otherwise expressly set forth in this Agreement, each party shall pay its own costs and expenses incurred in connection with this Agreement and such party’s performance under this Agreement, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Agreement, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

7. Integration. The terms of this Agreement are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

8. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors, assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington, without regard to the State of Washington’s conflict of law principles.

10. Authority. Each party guarantees, warrants and represents that the execution and consummation of this Agreement have been duly authorized by all appropriate company action, and the individual or individuals signing this Agreement on its behalf have the power, authority and legal capacity to sign and deliver this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

12. Amendment. No provision of this Agreement may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

13. Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Agreement, Tenant’s use or occupancy of the Premises or any claim of injury or damage related to this Agreement or the Premises.

14. Facsimile and PDF Signatures. A facsimile or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

15. Voluntary Agreement. The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.

16. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

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[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Lease Termination Agreement as of the day hereinabove first written.

LANDLORD:

BMR-217TH PLACE LLC,

a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Its:	VP, Real Estate Legal

CALIFORNIA ALL PURPOSE ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF SAN DIEGO	)

On 2/11, 2015, before me, Fern M. Kissel, Notary Public, a Notary Public in and for said County and State, personally appeared Kevin M. Simonsen, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	/s/ Fern M. Kissel

FOR NOTARY SEAL OR STAMP

TENANT:

ONCOGENEX PHARMACEUTICALS, INC.,

a Delaware corporation

By:	/s/ Scott Cormack
Name:	Scott Cormack
Its:	President & CEO

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 11th day of February, 2015, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared Scott Cormack, known to me to be the President & CEO of ONCOGENEX PHARMACEUTICALS, INC., the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

/s/ Shannon D. Law
Signature
Shannon D. Law
Print Name NOTARY PUBLIC in and for the State of Washington, residing at Woodinville, WA. My commission expires Nov. 22, 2017.